 Exhibit 99.1

Lendingtree Provides Revised 2021 Guidance and Introduces 2022 Financial Outlook Ahead of Investor Day

CHARLOTTE, NC – February 02, 2022 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, today provided revised 2021 guidance and introduced financial guidance for fiscal year 2022 ahead of the Company’s virtual Analyst and Investor Event.

The virtual event will begin at 10:00 a.m. ET. A link to the live webcast and accompanying slides will be available on the Company’s investor relations website at investors.lendingtree.com.

“We closed out a great year in 2021, growing the business back to pre-pandemic revenue levels,” said Doug Lebda, Chairman and CEO. “We have made multiple investments in the business that we expect will help us continue to grow revenue and drive positive operating leverage. Going forward, we are laser focused on delivering the best consumer experience in the industry. Combined with our brand strength and depth of our partner network, we have multiple growth levers ahead of us. We look forward to discussing our strategy, and giving more details about our financial guidance, during our Investor Day today.”

Financial Outlook - 2021

LendingTree is providing preliminary revenue, variable marketing margin, and adjusted EBITDA results for the fourth quarter and full-year 2021. The preliminary results are unaudited and subject to change but fall within previously provided guidance ranges.

•	Fourth quarter revenue is expected to be $258 million, within our previously disclosed range of $255 - $270 million, resulting in full year revenue of approximately $1,098 million.

•	Fourth quarter preliminary net income from continuing operations of $48 million, and $73 million for full year 2021.

•	Fourth quarter Variable Marketing Margin is expected to be $88 million, within our previously disclosed range of $81 - $91 million, resulting in full-year Variable Marketing Margin of approximately $382 million.

•	Fourth quarter adjusted EBITDA is expected to be $25 million, at the top end of our previously disclosed range of $18 - $25 million, resulting in full-year adjusted EBITDA of approximately $135 million.

Financial Outlook - 2022

LendingTree is providing revenue, variable marketing margin, and adjusted EBITDA guidance for full-year 2022, as follows:

•	Revenue is anticipated to be in the range of $1,200 - $1,250 million, representing growth of 9% - 14% over preliminary full-year 2021 revenue.

•	Variable marketing margin is anticipated to be in the range of $445 - $475 million.

•	Adjusted EBITDA is anticipated to be in the range of $160 - $180 million, up 19% - 34% over anticipated full-year 2021 results.

LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2021
Selling and marketing expense	$ 184,847	$ 773,990
Non-variable selling and marketing expense (1)	(15,053)	(57,351)
Variable marketing expense	$ 169,794	$ 716,639

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income from continuing operations to variable marketing margin and net income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2021

Net income from continuing operations	$ 48,432	$ 73,138
Net income from continuing operations % of revenue	19%	7%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	14,448	57,297
Non-variable selling and marketing expense (1)	15,053	57,351
General and administrative expense	38,546	153,472
Product development	13,723	52,865
Depreciation	4,941	17,910
Amortization of intangibles	9,771	42,738
Change in fair value of contingent consideration	—	(8,249)
Severance	6	53
Litigation settlements and contingencies	32	392
Interest expense, net	14,986	46,867
Other income	(83,200)	(123,272)
Income tax (benefit) expense	11,753	11,298
Variable marketing margin	$ 88,491	$ 381,860
Variable marketing margin % of revenue	34%	35%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income from continuing operations to adjusted EBITDA and net income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2021

Net income from continuing operations	$ 48,432	$ 73,138
Net income from continuing operations % of revenue	19%	7%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	9,771	42,738
Depreciation	4,941	17,910
Severance	6	53
Loss on impairments and disposal of assets	814	3,465
Gain on investments	(83,200)	(123,272)
Non-cash compensation expense	16,751	68,555
Change in fair value of contingent consideration	—	(8,249)
Acquisition expense	430	1,796
Litigation settlements and contingencies	32	392
Interest expense, net	14,986	46,867
Income tax expense	11,753	11,298
Adjusted EBITDA	$ 24,716	$ 134,691
Adjusted EBITDA % of revenue	10%	12%

LendingTree’s Principles of Financial Reporting

LendingTree reports Variable Marketing Margin and Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA") as non-GAAP measures supplemental to GAAP.

Variable Marketing Margin is defined as revenue less Variable Marketing Expense. Variable Marketing Expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. Variable Marketing Margin is a measure of the operating efficiency of the Company's operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company's operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company's proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable Marketing Margin is a primary metric by which the Company measures the effectiveness of its marketing efforts.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items. Adjusted EBITDA is a primary metric by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

The most directly comparable GAAP measure for both Variable Marketing Margin and Adjusted EBITDA is net income from continuing operations.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. However, LendingTree is not able to provide a reconciliation of projected Variable Marketing Margin or Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions.  Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2020, in our Quarterly Report on Form 10-Q for the period ended September 30, 2021, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, by comparing multiple offers from a nationwide network of over 500 partners in one simple search and choosing the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards, insurance and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

INVESTOR RELATIONS:

investors@lendingtree.com

MEDIA RELATIONS:
press@lendingtree.com